Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net Income of $565 thousand for the first fiscal quarter of 2010 remained consistent with the prior year

•	Loans increased $1.98 million, or an annualized 4.9%, during the first fiscal quarter of 2010

•	Capital levels remain above the regulatory “well-capitalized” threshold

Minerva, Ohio—October 27, 2009 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported first fiscal quarter 2010 earnings per share of $0.28 compared to $0.22 for the previous quarter ended June 30, 2009 and compared to $0.28 for the same period ended September 30, 2008. Net income for the first fiscal quarter of 2010 was $565 thousand, an increase of $115 thousand from the previous quarter ended June 30, 2009 and a $5 thousand decrease from the same quarter in 2008. Return on average assets (ROA) and return on average equity (ROE) for the first fiscal quarter of 2010 were 0.89% and 10.22%, respectively. This compares to ROA of 0.95% and ROE of 11.48% for the first fiscal quarter of 2009.

Interest income for the first fiscal quarter of 2010 decreased by $272 thousand and interest expense decreased $226 thousand from the same period last year. The net interest margin decreased to 4.18% for the quarter ended September 30, 2009 compared to 4.20% for the previous quarter ended June 30, 2009 and 4.56% for the same year ago period. The Corporation’s yield on average interest-earning assets declined to 5.42% for the three months ended September 30, 2009 from 6.28% for the same period last year. The Corporation’s cost of funds decreased to 1.60% for the three months ended September 30, 2009 from 2.26% for the same period last year.

Other income, excluding net securities gains, was $639 thousand for the first fiscal quarter of 2010 compared with $606 thousand for the quarter ended June 30, 2009 and $658 thousand for the quarter ended September 30, 2008. Other expenses decreased $10 thousand, or 0.4%, for the first fiscal quarter of 2010 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated “we are proud of the fact that we have posted consistent results during the two-year banking and economic crisis. Our stability throughout this period has allowed us to continue to meet the financing needs of credit worthy businesses and individuals as well as grow our balance sheet as we attract new retail and commercial customers throughout our primary market area of Stark, Carroll and Columbiana counties. The region’s small businesses should be commended for the resiliency they have shown throughout this period. We believe the economic recovery will be slow, however, we are well-positioned to excel as we help these business owners improve the regions’ economic fortunes.”

Assets at September 30, 2009 totaled $251.3 million, a decrease of $579 thousand from June 30, 2009. From June 30, 2009, total loans increased by $1.98 million and deposits decreased $353 thousand.

Non-performing assets were $2.59 million at September 30, 2009, compared with $2.99 million at June 30, 2009 and $1.83 million at September 30, 2008. The decrease in non-performing assets from June 30, 2009 was mainly related to the upgrade of one loan relationship within the commercial real estate portfolio.

The allowance for loan losses as a percent of total loans at September 30, 2009 was 1.29% up from 1.19% at September 30, 2008. This increase is a result of managements concerns that the current economic environment and depressed real estate values may extend through the end of 2009. “We anticipate the potential for increased probable incurred credit losses until there is marked improvement in the real estate market and employment levels,” commented Mr. Lober.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, the nature, extent and timing of governmental actions and reforms, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

September 30, 2009

(Dollars in thousands, except per share data)

	Three Month Period Ended
	September 30, 2009	June 30, 2009	September 30, 2008
EARNINGS:
Net interest income	$2,427	$2,380	$2,473
Provision for loan losses	202	138	147
Other income	750	606	663
Other expenses	2,237	2,284	2,247
Income tax expense	173	114	172
Net income	565	450	570

Net income per share –
Basic	$0.28	$0.22	$0.28

PERFORMANCE RATIOS (Annualized):
Return on average assets	0.89%	0.73%	0.95%
Return on average equity	10.22	8.35	11.48
Net interest margin (Fully Tax Equivalent)	4.18	4.20	4.56

MARKET DATA:
Book value/common share	$11.31	$10.57	$9.42
Market close, bid	10.15	12.70	13.50
Period end common shares	2,030,981	2,029,558	2,029,558
Average equity/average assets	8.73%	8.70%	8.24%
Average common shares	2,029,867	2,029,558	2,029,558

ASSET QUALITY:
Net charge-offs	$99	$208	$13
Non-performing assets	2,594	2,985	1,832
Allowance for loan losses (ALLL)	2,095	1,992	1,843
Net charge-offs to Total Loans (Annualized)	0.24%	0.52%	0.03%
ALLL to Total Loans	1.29%	1.24%	1.19%

ENDING BALANCES:
Assets	$251,283	$251,862	$238,322
Deposits	203,698	204,051	191,113
Loans, net	160,023	158,149	152,464
Securities, available for sale	63,590	60,775	61,597
Federal Home Loan Bank borrowings	9,331	9,373	10,555
Shareholders’ Equity	22,974	21,461	19,118